Exhibit 99.1

   American Energy Announces Completion of Institutional Placement
                     of Common Stock and Warrants

    WESTPORT, Conn.--(BUSINESS WIRE)--June 6, 2006--The American Energy Group, Ltd. (OTCBB:AEGG) announced today that it has completed the final sale of all available shares of common stock and warrants which comprise its private offering of up to $3.95 million. The Company previously announced on May 11, 2006, that it had sold $2.90 million of the total $3.95 million in common stock and warrants comprising the private offering. The aggregate consummated sales consist of the placement of 2,323,529 shares of common stock at a price of $1.70 per share to a group of institutional investors. Each investor also received one warrant for every two shares of common stock purchased in the offering. The 1,161,766 warrants issued to the investors have a five-year term and provide for an exercise price of $1.70 per share. The warrants may be redeemed at the option of the Company if the closing bid price for the Company's common stock equals or exceeds $2.50 per share for twenty consecutive trading days after registration of the underlying common stock for resale. The Company intends to use the offering proceeds to acquire additional royalty interests in a new oil and gas concession within Pakistan and for general corporate purposes.

    This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The common stock and warrants sold in the $3.95 million offering have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act or applicable state securities laws.

    This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, including opinions of third parties regarding subsurface geologic conditions, which estimates, assumptions or opinions are unproven. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, actual operating conditions and results, and domestic and foreign government regulation and approvals. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of the Company are expressly qualified by the cautionary statements and any other cautionary statements which accompany the forward-looking statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

    CONTACT: American Energy Group, Ltd.
             Pierce Onthank, 203-222-7315
             mail@aegg.net